Exhibit 99.1

FOR IMMEDIATE RELEASE                 FOR MORE INFORMATION CONTACT:
June 29, 1999                         Media:  Patricia Cameron (318) 388-9674
                                        patricia.cameron@centurytel.com
                                      Investors: Jeffrey S. Glover (318)388-9648
                                        jeff.glover@centurytel.com

            CenturyTel signs definitive agreement to purchase GTE's
                     local exchange properties in Arkansas

Monroe, LA. . .CenturyTel, Inc. (NYSE Symbol: CTL) signed a definitive asset purchase agreement today to purchase GTE's local exchange assets in Arkansas. In exchange, CenturyTel will pay GTE $843.35 million in cash, subject to certain adjustments that are not expected to be material. The transaction is expected to close in the first quarter 2000, pending regulatory approvals and certain other closing conditions.

CenturyTel anticipates that at the time of closing these markets will encompass 230,000 access lines. In addition, CenturyTel expects these properties to generate annualized revenues of approximately $165.3 million, and produce annualized cash flow of nearly $92.5 million during the first year of operation.

"This acquisition represents another important step in executing our strategies to geographically cluster our operations and to acquire properties that provide opportunities for synergies and revenue growth," Glen F. Post, III, President and CEO of CenturyTel, said. "These properties complement CenturyTel's existing local telephone and wireless operations in the state, and will position us to offer additional communications services to our customers."

Long-term financing plans are not yet complete and will be dependent upon CenturyTel's review of its alternatives and market conditions. CenturyTel currently expects to fund the purchase price initially through bank credit facilities. Assuming that 50% of the purchase price is financed with convertible debt securities and using current interest rates, CenturyTel believes the acquisition will be one or two cents dilutive to 2000 earnings and accretive thereafter.

The transaction will boost CenturyTel's access line ownership in Arkansas to more than 275,000 lines as it becomes CenturyTel's second largest state in terms of access lines served.

"CenturyTel has operated in Arkansas for more than 30 years, and this transaction will allow us to further build upon our strong brand identity in the state," Post said. "We believe our positive relationships with customers, employees and regulators will benefit CenturyTel as we pursue the value-creating opportunities brought about by this acquisition. The GTE properties serve some excellent markets in the state, including Russellville, Jacksonville, Siloam Springs and others, many of which are near thriving cities such as Little Rock, Fayetteville, Bentonville and Fort Smith."


Customers will see no changes in their area codes, telephone numbers or local calling areas. At this time, we anticipate that rates will remain the same as GTE's current rates.

GTE employees who serve these areas will be offered positions with CenturyTel. Additional employment opportunities will also be created to replace certain functions currently handled by non-Arkansas GTE units.

In addition to historical information, this release includes certain forward-looking statements that are subject to uncertainties that could cause the Company's actual results to differ materially from such statements. Such uncertainties include but are not limited to: changes in prevailing interest rates or in the capital markets; the effects of ongoing deregulation in the telecommunications industry; the effects of greater than anticipated competition in the Company's markets; possible changes in the demand for the Company's products and services; the Company's ability to successfully introduce new offerings on a timely and cost-effective basis; the risks inherent in rapid technological change; the Company's ability to effectively manage its growth, including integrating newly acquired properties into the Company's operations; the success and expense of the remediation efforts of the Company and its vendors in achieving year 2000 compliance; any similar efforts, changes or other factors impacting the GTE properties to be sold; and the effects of more general factors such as changes in overall market or economic condition or in legislation, regulation or public policy. These and other uncertainties related to the Company's business are described in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1998. Any public offering of convertible debt securities or other equity linked securities which the Company may make in connection with the acquisition will be effected only by means of a prospectus. This press release does not constitute an offer to sell or the solicitation of an offer to purchase any such securities.

CenturyTel, Inc. provides integrated communications services including local exchange, wireless, long distance, Internet access and security monitoring services to more than two million customers in 21 states. The company, headquartered in Monroe, La., is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the ninth largest local exchange telephone company, based on access lines, and the 10th largest cellular company, based on population equivalents owned, in the United States. Visit CenturyTel's corporate website at (www.centurytel.com).